ADDENDUM NO. 2
                                       TO
                        AGREEMENT AND PLAN OF ACQUISITION

                                  by and among

                       LIVESTAR Entertainment Group, Inc.
                              a Nevada corporation,


                             1485684 Ontario Limited
                             an Ontario corporation,

                                       and

                                Mr. Terrance Lall
                                 an individual.





                       Effective as of September 26, 2003

THIS is an addendum dated September 26, 2003 to the AGREEMENT AND PLAN OF ACQUISITION dated July 29, 2003 by and among LIVESTAR Entertainment Group Inc., a Nevada corporation ("LIVESTAR"), 1485684 Ontario Limited, an Ontario corporation doing business as The Sequel Nightclub ("Sequel"), and Mr. Terrance Lall, an individual ("Mr. Lall") (the "Agreement").

1. Section 5.21 of the Agreement is hereby amended and restated so that it shall now read in its entirety as follows:

Section 5.21 Closing. The transactions contemplated under this Agreement shall close upon payment of the cash consideration assuming concurrent delivery of the Sequel Shares and an absolute assignment of the Shareholder Loans to LIVESTAR and the prior delivery of the LIVESTAR Shares to Mr. Lall or his designees (the "Closing"). The Closing shall take place on October 29, 2003, that date being 90 days following the execution of this Agreement unless extended by Mr. Lall as set forth herein. Any duty or responsibility of any party to this Agreement called for in this Agreement that is not performed prior to Closing shall survive the Closing, including without limitation, the duty to register the LIVESTAR Shares and the joint duties to support the transfer of the liquor license and to complete necessary audits and financial statements.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed and entered into as of the date first above written.

LIVESTAR  Entertainment  Group,  Inc.,
a  Nevada  corporation


By:  /s/ Ray Hawkins
     --------------------------------------
     Ray  Hawkins
Its:  CEO


1485684  Ontario  Limited
an  Ontario  corporation


By:  /s/ Terrance Lall
     --------------------------------------
     Terrance  Lall
Its: CEO


/s/ Terrance Lall
-------------------------------------------
Terrance  Lall,  Individual